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                                                                    EXHIBIT 23.1




CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Wang Laboratories Inc. on Forms S-3 (File Nos. 333-06611, 333-19789, 333-27969 and 333-27971) of our report dated February 24, 1998, except with respect to notes 29(c) and 29(d), for which the dates are April 7, 1998 and May 12, 1998, respectively, on our audits (which, as stated in our report, are based in part on the reports of other auditors) of the combined consolidated financial statements of Olivetti Solutions (an Integrated Business Unit of the Olivetti Group) as of September 30, 1997 and December 31, 1996 and for the nine month and one year periods then ended, which report is included in this Form 8-K/A.


Coopers & Lybrand, S.p.A.



Turin, Italy
May 27, 1998